Exhibit 99.B(d)(26)(ii)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING PARTNERS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund*	Adviser Class	Initial Class	Service Class
ING Baron Asset Portfolio Initial Term Expires May 1, 2007	1.55%	1.05%	1.30%

ING Columbia Small Cap Value II Portfolio Initial Term Expires May 1, 2007	1.65%	1.15%	1.40%

ING Fundamental Research Portfolio Initial Term Expires May 1, 2008	1.25%	0.75%	1.00%

ING Lord Abbett U.S. Government Securities Portfolio Initial Term Expires May 1, 2007	1.22%	0.72%	0.97%

ING Neuberger Berman Partners Portfolio Initial Term Expires May 1, 2007	1.17%	0.67%	0.92%

ING Neuberger Berman Regency Portfolio Initial Term Expires May 1, 2007	1.38%	0.88%	1.13%

ING Pioneer High Yield Portfolio Initial Term Expires May 1, 2007	1.25%	0.75%	1.00%

ING Templeton Foreign Equity Portfolio Initial Term Expires May 1, 2007	1.48%	0.98%	1.23%

ING UBS U.S. Small Cap Growth Portfolio Initial Term Expires May 1, 2007	1.50%	1.00%	1.25%

/s/ HE
HE

Effective Date:  April 28, 2006

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.